UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)

                             Zoom Telephonics Inc.
              ____________________________________________________
                                (Name of Issuer)

                                  Common Stock
              ____________________________________________________
                         (Title of Class of Securities)

                                   9876E 10 3
              ____________________________________________________
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ( ). A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item i; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing informaton which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 98976E-10-3

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter Robin Kramer
________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) _______
        N/A         (b) _______
________________________________________________________________
3.   SEC USE ONLY
________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
________________________________________________________________
                              5.   SOLE VOTING POWER
                                        435,449 shares
                              __________________________________
                              6.   SHARED VOTING POWER
NUMBER OF SHARES                        -0-
BENEFICIALLY                  __________________________________
OWNED BY EACH                 7.   SOLE DISPOSITIVE POWER
REPORTING                               435,449 shares
PERSON WITH                   __________________________________
                              8.   SHARED DISPOSITIVE POWER
                                        -0-
________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON
          435,449 shares
________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES
          N/A
________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.8%
________________________________________________________________
12.  TYPE OF REPORTING PERSON
          IN

Item 1(a)

Name of Issuer: Zoom Telephonics Inc.

Item 1(b)

Address of Issuer's Principal Executive Offices:
207 South Street, Massachusetts 02111

Item 2(a)

Name of Person Filing:  Peter Robin Kramer

Item 2(b)

Address of Principal Business Office or, if none, Residence:
207 South Street, Boston, Massachusetts 02111

Item 2(c)

Citizenship: USA

Item 2(d)

Title of Class of Securities: Common Stock, no par value

Item 2(e)

CUSIP Number: 98976E 10 3

Item 3

Not Applicable

Item 4

Ownership:

     (a)  Amount Beneficially Owned:    435,449 shares

     (b)  Percent of Class:   5.8%

     (c)  Number of Shares as to which such person has:

          (i)       sole power to vote or
                    to direct the vote:
                         435,449 shares

          (ii)      shared power to vote or
                    to direct the vote:
                         -0-

          (iii)     sole power to dispose or
                    to direct the disposition of:
                         435,449 shares

          (iv)      shared power to dispose or
                    to direct the disposition of:
                         -0-

Item 5

Ownership of Five Percent or Less of Class:
Not Applicable

Item 6

Ownership of More then Five Percent on Behalf of Another Person:
Not Applicable


Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Not Applicable


Item 8

Identification and Classification of Members of the Group:
Not Applicable


Item 9

Notice or Dissolution of Group:
Not Applicable


Item 10

Certification:
Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1997
____________________________
Date



/s/Peter R. Kramer
____________________________
Signature



Peter R. Kramer
____________________________
Name